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                                                                   EXHIBIT 10.11


                              [PIVOTAL LETTERHEAD]


November 21,1997

Mr. Robert Runge
13123 - 167th  Ave. N.E.
Redmond WA 98052-1191

Dear Bob:

The Board at its meeting on October 21,1997 agreed to grant to you an option to acquire 250,000 common shares of the Company at a price of $.25 Canadian dollars per share. Your Option will be in accordance with the terms of the Company's Incentive Stock Option Plan and the Option Certificate which accompanies this letter, however, the terms of the Option will be amended in the following respects:

1.      the option will vest and be exercisable by you immediately;

2. if you cease to be employed by the Company within four years of your date of effective employment, the Company will have the right to repurchase from you at the option price, that portion of the shares acquired by you under this option and that would not have vested in accordance with the Company's normal four year vesting period under the Plan, calculated from your effective employment date, and any outstanding options will then terminate;

3. if your employment with the Company is terminated without cause and as a consequence of an acquisition by a third party of substantially all the assets or shares of the Company, then:

        (a) if such acquisition occurs within 12 months of your effective date of employment, you will be entitled to retain only 125,000 shares acquired under the Plan of the total 250,000 shares referred in this resolution, and the option in respect of the 125,000 balance of shares will be cancelled and if any portion of such option in respect of such balance of shares has been exercised by you prior to such acquisition, then such shares will be repurchased by the Company from you at the option price; and


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Mr. Robert Runge
November 21, 1997
Page 2

        (b) if such acquisition occurs more than 12 months but less than 48 months after the effective date of employment, you will be entitled to retain only the number of shares acquired under the Plan that would have vested under the normal four year vesting period under the Plan as at the date of such acquisition, which four year period shall be calculated from the date hereof, together with one-half of the balance of the shares that would not have then vested under the Plan, and the option in respect of the balance of shares will be cancelled, and if any portion of such option has been exercised by you prior to such acquisition, then such shares will be repurchased by the Company from you at the option price.

Would you please acknowledge your agreement to the foregoing terms by signing and returning a copy of this letter.

Yours truly,

/s/ NORM FRANCIS
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President & CEO

I agree with the forgoing terms of my option.

/s/ ROBERT RUNGE    12/17/97
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Robert Runge